Exhibit 10.1
POST-CLOSING EMPLOYEE MATTERS AGREEMENT
     This Post-Closing Employee Matters Agreement (the “Agreement”), dated effective as of February 1, 2007, is between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”), and Cal Dive International, Inc., a Delaware corporation and majority-owned subsidiary of Helix (“Cal Dive”).
RECITALS
     WHEREAS, Cal Dive has made an initial public offering (“IPO”) of shares of Cal Dive common stock pursuant to a registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended, which was consummated on December 19, 2006;
     WHEREAS, in connection with the IPO, Helix and Cal Dive entered into an Employee Matters Agreement dated as of December 14, 2006 to provide for the allocation between them of the liabilities for employee benefits arising prior to, as a result of and subsequent to the IPO, and to provide for and agree upon other personnel matters, with respect to individuals who were employees of Cal Dive as of the IPO Closing Date (defined below); and
     WHEREAS, Helix and Cal Dive now desire to enter into this Agreement to provide for the allocation between them of the liabilities for employee benefits with respect to employees of Helix who become Transferred Employees (defined below) after the IPO Closing Date;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below. Any capitalized term used in the Agreement that is not defined in the Agreement shall have the meaning set forth in the Master Agreement (defined below).
     1.1 “Cal Dive Entity” means Cal Dive or any subsidiary of Cal Dive.
     1.2 “Cal Dive Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not the program is subject to ERISA) that is maintained by a Cal Dive Entity.

     1.3 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended.
     1.5 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.6 “Helix Employee” means any employee of Helix or a Helix Entity, including employees hired by Helix after the date of this Agreement.
     1.7 “Helix Entity” means Helix and any subsidiary of Helix but excluding the Cal Dive Entities.
     1.8 “Helix Welfare Plan” means the Group Protection for Employees of Helix Energy Solutions Group, Inc., the Helix Energy Solutions Group, Inc. Long Term Disability Plan, and any other “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not the program is subject to ERISA) that is maintained by a Helix Entity.
     1.9 “IPO” shall have the meaning specified in the recitals to the Agreement.
     1.10 “IPO Closing Date” means December 19, 2006.
     1.11 “Master Agreement” means that certain Master Agreement dated December 8, 2006, as amended from time to time, between Helix and Cal Dive.
     1.12 “Plan,” when immediately preceded by “Helix,” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, as amended from time to time, for which the eligible class(es) of participants include employees or former employees of Helix or a Helix Entity, and, when immediately preceded by “Cal Dive,” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, to the extent amended from time to time, for which the eligible class(es) of participants are limited to employees or former employees of Cal Dive or a Cal Dive Entity, but no other Helix Entity.
     1.13 “Transfer Date” means the date on which an employee of Helix becomes a Transferred Employee.
     1.14 “Transferred Employee” means an employee of a Helix Entity who after the date of this Agreement is transferred by a Helix Entity from the Helix Entity’s payroll directly to the payroll of a Cal Dive Entity at such individual’s request or with such individual’s consent, and which employee thereby becomes an employee of a Cal Dive Entity.
     1.15 “Trigger Date” means the first date on which Helix and/or any Helix Entity(ies) cease to beneficially own more than fifty percent (50%) of the total voting power of the common stock of Cal Dive.

ARTICLE 2
GENERAL
     2.1 Assumption/Retention of Liabilities. Except as otherwise explicitly and specifically provided in this Agreement, effective upon a transfer of a Transferred Employee to the employ of a Cal Dive Entity, Cal Dive shall assume, pay, perform, fulfill and discharge any and all liabilities or obligations relating to the employment or termination of employment of any Transferred Employee, including with respect to any employment agreement that may exist between a Helix Entity and a Transferred Employee. No provision in this Agreement relating to Cal Dive’s responsibility with respect to any specific liabilities or obligations described in the preceding sentence will limit the generality of the preceding sentence with respect to, or otherwise be construed to relieve Cal Dive from, the assumption or retention of any other liabilities or obligations described in the preceding sentence.
     2.2 No Helix Severance Event. No Transferred Employee will be entitled to receive termination or severance payments or benefits from Helix or any other Helix Entity as a result of becoming a Transferred Employee. Cal Dive shall be responsible for the satisfaction of any termination or severance obligations owed with respect to Transferred Employees.
     2.3 Recognition of Service. Except as otherwise provided in the Agreement, Cal Dive will cause each Cal Dive Plan to grant full credit to each eligible Transferred Employee for the period of such Transferred Employee’s service with the Cal Dive Entities and Helix Entities (including, where applicable, service with a predecessor employer credited by a corresponding Helix Plan). Helix service may be disregarded (a) under a new Cal Dive Plan adopted after the date hereof if such Cal Dive Plan is not a successor or replacement plan, and (b) under any Cal Dive Plan if and to the extent credit for such service would result in the duplication of benefits.
ARTICLE 3
WELFARE PLANS
     3.1 Welfare Plan Participation and Liabilities.
     (a) Termination of Group Welfare Plan Participation. On the date a Helix Employee becomes a Transferred Employee, such Transferred Employee (and his or her dependents and beneficiaries) will cease to be active participants, in any Helix Welfare Plan.
     (b) Reimbursement. Cal Dive will promptly pay or reimburse Helix for any medical or other welfare benefit expenses, premiums or other costs under the Helix Welfare Plans relating to coverage of a Transferred Employee (and his or her dependents and beneficiaries).
     (c) Allocation of Liabilities. Except as otherwise provided in this Agreement, (1) Cal Dive shall be responsible for the payment of welfare benefits liabilities and expenses incurred with respect to all Transferred Employees; and (2) no Helix Entity shall have any responsibility for the payment of welfare benefits with respect to liabilities and expenses incurred by any such persons. Nothing contained in this subsection is intended to affect the rights of any Transferred Employee or any of his or her covered dependents and beneficiaries to receive insurance benefits payable under and in accordance with the provisions of an insurance policy maintained as part of a Helix Welfare Plan.
     (d) Cal Dive Group Health Plan, COBRA. Transferred Employees will be entitled to participate in Cal Dive’s group health plan. Cal Dive shall also have the sole responsibility for providing COBRA group health plan continuation coverage to any Transferred Employees (and their covered dependents) who incur qualifying events after the date of this Agreement. Helix shall have no responsibility for, and shall be entitled to indemnification by Cal Dive with respect to, any COBRA obligations to Transferred Employees (and their covered dependents) for which Cal Dive is responsible, whether by operation of law or in accordance with the terms of the Agreement (including, without limitation, this Section 3.1(c)).
     3.2 Helix Assets. Helix shall retain all claim reserves, bank accounts, trust funds or other balances maintained as part of or in connection with the Helix Welfare Plans.
     3.3 Credit for Amounts Paid. In administering the Cal Dive Welfare Plans for the calendar year any Transferred Employee becomes an employee of a Cal Dive Entity Cal Dive shall credit participating Transferred Employees with any amounts paid by them under the corresponding Helix Welfare Plans toward satisfaction of applicable deductibles, co-payments, coinsurance and out-of-pocket maximums.
ARTICLE 4
COMPENSATION MATTERS
AND NON-ERISA BENEFIT ARRANGEMENTS
     4.1 Assumption of Individual Agreements. Effective on the Transfer Date for any and each Transferred Employee, Cal Dive will assume and/or be responsible for satisfying any and all obligations and liabilities (fixed or contingent) of Helix or any Helix Entity incurred or arising under or in connection with any individual employment, retention, separation, consulting, representation or other personal services-related agreements (together with any ancillary trust or other agreements) made directly or indirectly with or for the benefit of such Transferred Employee; provided, however, that, following the applicable Transfer Date, Helix and the other Helix Entities shall retain any rights which it or any of them would have had following the termination of any such agreement, determined as if the agreement terminated immediately prior to the Transfer Date, except to the extent that the exercise of such rights by Helix and the other Helix Entities following the Transfer Date would adversely affect the rights of any Cal Dive Entity under such agreement. Cal Dive shall indemnify Helix and the Helix Entities and their affiliates and hold them and each of them harmless from, against and with respect to any claim, liability or expense asserted or imposed against it or any of them under or in connection with any of the agreements described in the first sentence of this Section 4.1.

     4.2 Stock Incentive Plans.
     (a) Outstanding Helix Stock Options. Under the terms of the Helix Energy Solutions Group, Inc. 2005 Long-Term Incentive Plan and/or the 1995 Long Term Incentive Plan of Helix Energy Solutions Group, Inc. (the “Helix Stock Incentive Plans”), upon the Trigger Date the Transferred Employees shall be deemed to have terminated employment for all purposes of the Helix Stock Incentive Plans. Notwithstanding such provisions, Helix, in its sole discretion, may elect for any Transferred Employee that any or all stock options granted to such Transferred Employee under the Helix Stock Incentive Plans will continue under their present terms and the terms of the plans under which they were granted and shall be exercisable for shares of common stock of Helix. In the event Helix does elect that any stock options granted to any Transferred Employee shall continue under the terms of the Helix Stock Incentive Plans, the parties hereby agree that upon the Trigger Date all such stock options granted to Transferred Employees under the Helix Stock Incentive Plans and outstanding as of the Trigger Date shall remain exercisable until the earlier of (1) the expiration of the general term of the option or (2) the later of (i) December 31 of the calendar year in which the Trigger Date occurs, or (ii) the 15th day of the third month after the expiration of the 60-day period commencing on the Trigger Date. In addition, with respect to any such options that Helix has elected to continue under the terms of the Helix Stock Incentive Plan(s), at Helix’s sole discretion, Helix may agree on an employee by employee basis that to the extent necessary to avoid the forfeiture of any such unvested stock options due to the operation of the immediately preceding sentence, the vesting of all such unvested stock options granted to Transferred Employees under the Helix Stock Incentive Plans and outstanding as of the Trigger Date shall be accelerated and such stock options shall become fully vested on the Trigger Date. If, prior to the lapse or forfeiture of a stock option granted to a Transferred Employee under a Helix Stock Incentive Plan the Department of Treasury issues guidance in which it expressly takes the position that a stock option that would have otherwise expired early due to termination of employment may remain exercisable for its general term without being subject to section 409A of the Code, Helix shall take such actions as are necessary to amend such stock option granted to a Transferred Employee under a Helix Stock Incentive Plans with respect to which Helix has elected that such option should continue to specify that such stock option will remain exercisable in accordance with its original provisions except that employment with a Cal Dive Entity shall be treated in the same manner as if it were employment with a Helix Entity. In consideration of the foregoing agreements in this Section 4.2(a), following the Trigger Date, Cal Dive shall pay to Helix monthly service fees (“Stock Option Service Fees”). The Stock Option Service Fee for a month shall be an amount equal to the sum of (x) the aggregate third party costs incurred by Helix during the month in connection with the administration of the stock options granted to Transferred Employees under the Helix Stock Incentive Plans and (y) the total costs and expenses recognized, accrued or otherwise incurred by Helix during the month for financial accounting purposes with respect to the stock options granted to Transferred Employees under the Helix Stock Incentive Plans and/or the agreements contained in the foregoing provisions of this Section 4.2(a) (the costs and expenses described in this clause (y) are referred to herein as the “Stock Option Accounting Costs and Expenses”). Helix’s determination concerning any amount of the Stock Option Accounting Costs and Expenses shall be binding on the parties hereto. The Stock Option Service Fees will be charged to Cal Dive on a monthly basis. Cal Dive shall pay to Helix the Stock Option Service Fee for a month within 15 days after Cal Dive receives written notification of the amount of the Stock Option Service Fee due for the month. Notwithstanding the foregoing, each calendar year Cal Dive may, in its discretion, elect to pay the aggregate Stock Option Service Fees for the calendar year in a single sum within 15 days after Cal Dive receives written notification of the amount of the aggregate Stock Option Service Fees for the calendar year.
          (b) Outstanding Helix Restricted Stock Awards. Notwithstanding the fact that under the terms of the Helix Stock Incentive Plans upon the Trigger Date the Transferred Employees shall be deemed to have terminated employment for all purposes of the Helix Stock Incentive Plans, Helix, in its sole discretion, may elect for any Transferred Employee that any or all restricted stock awards granted to such Transferred Employee under the Helix Stock Incentive Plans will continue under their present terms and the terms of the plans under which they were granted. For purposes of vesting of such restricted stock awards, employment with a Cal Dive Entity shall be treated in the same manner as if it were employment with Helix. In consideration of the foregoing agreements in this Section 4.2(b), following the Trigger Date, Cal Dive shall pay to Helix monthly service fees (“Restricted Stock Service Fees”). The Restricted Stock Service Fee for a month shall be an amount equal to the sum of (x) the aggregate third party costs incurred by Helix during the month in connection with the administration of the restricted stock awards granted to Transferred Employees under the Helix Stock Incentive Plans which Helix has elected to continue, as described above, and (y) the total costs and expenses recognized, accrued or otherwise incurred by Helix during the month for financial accounting purposes with respect to such restricted stock awards granted to Transferred Employees under the Helix Stock Incentive Plans and/or the agreements contained in the foregoing provisions of this Section 4.2(b) (the costs and expenses described in this clause (y) are referred to herein as the “Restricted Stock Accounting Costs and Expenses”). Helix’s determination concerning the amount of the Restricted Stock Accounting Costs and Expenses shall be binding on the parties hereto. The Restricted Stock Service Fees will be charged to Cal Dive on a monthly basis. Cal Dive shall pay to Helix the Restricted Stock Service Fee for a month within 15 days after Cal Dive receives written notification of the amount of the Restricted Stock Service Fee due for the month. Notwithstanding the foregoing, each calendar year Cal Dive may, in its discretion, elect to pay the aggregate Restricted Stock Service Fees for the calendar year in a single sum within 15 days after Cal Dive receives written notification of the amount of the aggregate Restricted Stock Service Fees for the calendar year.

     4.3 .Helix Employee Stock Purchase Plan. Transferred Employees who are participating in the Helix Energy Solutions Group, Inc. 1998 Employee Stock Purchase Plan (the “Helix Stock Purchase Plan”) on the date of the Agreement will continue to participate in the Helix Stock Purchase Plan through the end of the offering period in which the Transfer Date occurs. Cal Dive shall pay to Helix, within five days following the close of such offering period, the fair market value of the shares of Helix’s common stock purchased under the Helix Stock Purchase Plan during the offering period. For this purpose, the fair market value of a share of Helix common stock shall be the closing price of Helix stock on the New York Stock Exchange on the last trading day of the offering period in which the Transfer Date occurs.
     4.4 Annual Incentive Compensation. Cal Dive shall assume all liabilities with respect to the payment of annual incentive awards to Transferred Employees for the calendar year in which the Transfer Date occurs, subject to the terms and provisions of the applicable incentive plan.
     4.5 Workers’ Compensation. Except as otherwise specifically provided herein, Cal Dive shall be solely responsible for all claims for workers’ compensation reported by a Transferred Employee on or after the applicable Transfer Date. Unless Helix determines otherwise, Helix shall continue to be responsible after the Transfer Date for administering all claims for workers’ compensation for injuries to any Transferred Employee occurring prior to the applicable Transfer Date and reported timely under the terms of any Helix workers’ compensation policy or plan; provided, however, that Cal Dive shall reimburse, and shall indemnify Helix for any amounts payable under such prior programs, or for any claims not reported timely and where Helix has been prejudiced by such late reporting.
     4.6 Accrued Vacation and other Paid Time Off. Cal Dive and the Cal Dive Entities shall recognize and assume or retain, as the case may be, all liability for all vacation, holiday, flex days and sick days, including banked sick days accrued by Transferred Employees as of the applicable Transfer Date, on terms and conditions similar to those in effect immediately before such time.
     4.7 Leaves of Absence. Cal Dive shall honor the terms and conditions of any approved leave of absence of a Transferred Employee that begins before and continues immediately after the applicable Transfer Date.
ARTICLE 5
GENERAL PROVISIONS
     5.1 No Third Party Beneficiaries; Preservation of Rights to Amend. The Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary, except with respect to such successors, the Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. Without limiting the generality of the foregoing: (a) no Transferred Employee (or his/her spouse, dependent or beneficiary), or any other person not a party to the Agreement, shall be entitled to assert any claim hereunder; (b) except as expressly provided in the Agreement, nothing in the Agreement shall preclude Helix or any Helix Entity, at any time after the date hereof, from amending or terminating any Helix Plan; and (c) except as expressly provided in the Agreement, nothing in the Agreement shall preclude Cal Dive or any Cal Dive Entity, at any time after the date hereof, from amending or terminating any Cal Dive Plan.
     5.2 Schedule of Transferred Employees. The parties shall maintain a schedule, which shall be attached hereto as Schedule 1, that lists all Transferred Employees, and which will be supplemented from time to time to add (but not delete) each Transferred Employee and the Transfer Date with respect to each such Transferred Employee.
     5.3 Personnel Records. Subject to applicable law, each party shall furnish or make available to the other copies of such personnel and other documents and records relating to the Transferred Employees as may be reasonably requested by the other in connection with the proper administration of its payroll and Plans or the proper operation of its business or the execution of its rights and obligations under the Agreement.
     5.4 Applicability to Subsidiaries. Each of Helix and Cal Dive shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a Helix Entity or a Cal Dive Entity, respectively.
     5.5 Fiduciary Matters. The parties acknowledge that actions required to be taken pursuant to the Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law. Neither party shall be deemed to be in violation of the Agreement if it fails to comply with any provision of the Agreement based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any liabilities caused by the failure to satisfy any such responsibility.
     5.6 Administrative Complaints/Litigation. As of and after any Transfer Date, Cal Dive shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, and any regulations or guidance issued thereunder, the Code and any regulations or guidance issued thereunder to the extent such Code provisions relate to or affect employee benefit matters, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against a Helix Entity or a Cal Dive Entity by any Transferred or any other person arising out of or relating to such Transferred Employee’s employment with a Helix Entity or a Cal Dive Entity. Any obligations, losses, expenses and claims arising from such actions shall be deemed to be Cal Dive Liabilities as described in, and shall be retained or assumed, as the case may be, by Cal Dive under and in accordance with, the Master Agreement. Helix reserves the right to participate in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.
     5.7 Reimbursement and Indemnification. Each of the parties shall reimburse the other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which the other may incur in satisfaction of a liability or obligation which, under this Agreement, is the liability or obligation of such party. All liabilities retained, assumed or indemnified against by Cal Dive or a Cal Dive Entity pursuant to this Agreement shall be deemed Cal Dive Liabilities, and all liabilities specifically retained, assumed or indemnified against by Helix pursuant to the Agreement shall be deemed Excluded Liabilities for purposes of the Master Agreement.
     5.8 Singular/Plural Words. If the context requires it, words used in the singular or plural will include the other.
     5.9 Master Agreement Provisions. The following provisions of the Master Agreement are hereby incorporated herein by reference and, unless otherwise expressly specified herein, shall apply as if fully set forth herein: Article V (relating to releases and indemnification); the provisions of Sections 4.7 and 6.2 (relating to exchange of information and confidentiality); and Article VIII (relating to Miscellaneous).
     5.10 Applicable Law. To the extent not preempted by applicable federal law, the Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Texas, without regard to its choice of laws principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

     IN WITNESS WHEREOF, the parties have caused the Agreement to be executed in their names by a duly authorized officer as of the date first written above.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Martin Ferron
Name:	Martin Ferron
Title:	President & CEO

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Quinn J. Hébert
Name:	Quinn J. Hébert
Title:	President and Chief Executive Officer

Schedule 1

Employee	Transfer Date
John Sokol	February 1, 2007

Brent Smith

Glenn Cormier